Exhibit 99.1

Human Genome Sciences Reports Financial Results for First Quarter of 2004

ROCKVILLE, Md., April 28 /PRNewswire-FirstCall/ — Human Genome Sciences, Inc. (Nasdaq: HGSI) announced today financial results for the quarter ended March 31, 2004.

The Company’s actual net loss for the quarter, in accordance with Generally Accepted Accounting Principles (GAAP), was $55.4 million, or $0.43 per share. This compares with the actual net loss for the prior year period of $41.3 million, or $0.32 per share. The increase in the net loss is primarily due to an increase in Research and Development costs, a decrease in net investment income and a charge related to a previously announced reduction of staff and planned retirement of the Company’s Chief Executive Officer (CEO). The Company anticipates further charges in 2004 related to the retirement of the Company’s CEO and to other aspects of the previously announced cost reduction program, including the consolidation of certain facilities. Such charges are currently estimated to be in the range of $10-15 million and would consist of both cash and non-cash charges.

The Company’s pro forma net loss for the first quarter of 2004 of $51.7 million, or $0.40 per share, compares to its actual net loss for the first quarter of 2003 of $41.3 million, or $0.32 per share. The Company’s pro forma net loss for the first quarter of 2004 excludes the charges discussed above of $3.7 million, or $0.03 per share.

The Company reported revenues of $1.6 million for the quarter ended March 31, 2004, the same amount as was reported for the quarter ended March 31, 2003.

At March 31, 2004, cash and short-term investments totaled $1.19 billion, including $289.8 million of restricted investments. This compares to $1.26 billion, including $280.8 million of restricted investments at December 31, 2003. The increase in restricted investments is related to completion of construction at the Traville facility.

At March 31, 2004, there were approximately 129.7 million shares of Human Genome Sciences common stock outstanding.

William A. Haseltine, Ph.D., Chairman and Chief Executive Officer, said, “Our primary focus in 2004 is advancing the clinical trials of our core products in immunology/infectious disease and oncology. Since the beginning of this year, we have reported significant clinical development milestones for a number of our products, and we expect to achieve additional milestones before year-end. During the first quarter, we also announced a series of steps that we are taking to sharpen our focus in preparation for the commercialization of our most promising drug candidates.”

Steven C. Mayer, Executive Vice President and Chief Financial Officer, said, “During the first quarter, we have continued to explore and take advantage of opportunities to increase our productivity and operating efficiency. In March, we announced a cost reduction program to include streamlining of operations, reduction of staff and consolidation of facilities. We anticipate that this program will significantly reduce our projected future expenses. We continue to maintain a strong balance sheet, and we believe that the Company’s cash reserves are sufficient to cover our operating expenses over the next several years.”

HIGHLIGHTS OF THE QUARTER

PRODUCTS

Human Genome Sciences provided the following update on three of its drugs in clinical development:

Albuferon™: On April 16, 2004, interim results of an ongoing Phase 1/2 clinical trial of Albuferon in patients with chronic hepatitis C who have failed previous interferon-alpha treatments were presented in Berlin at the 39th Annual Meeting of the European Association for the Study of the Liver (EASL). Interim data demonstrate that Albuferon is well tolerated, has a prolonged half-life (median of 142 hours), and is biologically active. There were no discontinuations due to adverse events. Human Genome Sciences is continuing to evaluate Albuferon at higher doses, in single-dose and repeat- dose cohorts, under an amended protocol designed to seek the maximum biological response that can be achieved at a tolerable dose. In 2004, the Company expects to complete the Phase 1/2 trial, and to complete enrollment for a Phase 2 clinical trial of Albuferon in patients with chronic hepatitis C who are naive to treatment with interferon alpha.

LymphoStat-B™: In March, the U.S. Food and Drug Administration (FDA) selected LymphoStat-B for the treatment of systemic lupus erythematosus for inclusion in the Continuous Marketing Application Pilot 2 Program. The Pilot 2 Program provides for frequent scientific feedback and interactions based on a prospectively defined agreement between the FDA and Program participants. In January, the Company announced that it has begun enrolling and dosing patients in a Phase 2 clinical trial of LymphoStat-B in patients with rheumatoid arthritis. Human Genome Sciences also is currently conducting a Phase 2 trial of LymphoStat-B in patients with systemic lupus erythematosus, and plans to complete enrollment of both Phase 2 clinical trials of LymphoStat-B in 2004.

TRAIL-R1 and TRAIL-R2 agonistic human monoclonal antibodies (HGS-ETR1 and HGS-ETR2): On March 31, 2004, at the annual meeting of the American Association for Cancer Research, scientists from Human Genome Sciences and DakoCytomation A/S presented results describing new experimental pharmacogenomic diagnostic assays based on the TRAIL Receptor-1 and TRAIL Receptor-2 proteins. Human Genome Sciences expects that the assays will play an important role in exploring the correlation between TRAIL Receptor-1 and TRAIL Receptor-2 expression and clinical response to the treatment of various cancers with TRAIL-R1 and TRAIL-R2 agonistic human monoclonal antibodies. It is anticipated that the results of two Phase 1 clinical trials of HGS-ETR1 in patients with advanced malignancies will be available for presentation at the annual meeting of the American Society of Clinical Oncology (ASCO), scheduled June 5-8 in New Orleans. The Company plans to advance HGS-ETR1 to Phase 2 clinical trials in 2004. Phase 1 clinical trials of HGS-ETR2 are currently enrolling patients.

ABthrax™: On March 9, 2004, Human Genome Sciences presented results of a Phase 1 clinical trial, which demonstrate that ABthrax is safe and well tolerated in healthy adult volunteers, and achieved the blood levels predicted in relevant animal models as necessary to afford significant protection from the lethal effects of anthrax toxin. The Company also presented the results of recently completed preclinical studies, which demonstrate that a single dose of ABthrax administered following anthrax spore challenge increases survival significantly. The new results are in addition to previously disclosed scientific data showing that a single dose of ABthrax administered prior to spore challenge increases survival significantly. Further development of ABthrax is dependent on the government’s willingness to commit to its purchase.

PARTNERSHIPS

During the first quarter, GlaxoSmithKline plc initiated a Phase 1 clinical trial of 677116, a third small-molecule inhibitor of lipoprotein-associated phospholipase A2 (Lp-PLA2), which is associated with the formation of atherosclerotic plaques. Human Genome Sciences received a clinical milestone payment in recognition of the advancement of 677116 to clinical development, and is entitled to receive an additional milestone payment if 677116 moves through clinical development into registration, as well as royalties if the compound is commercialized. In addition, the Company has an option to co- promote an approved drug in North America and Europe.

In March, Human Genome Sciences announced a license agreement with DakoCytomation A/S for the development of pharmacogenomic diagnostic assays in the field of oncology based on the TRAIL Receptor-1 and TRAIL Receptor-2 proteins (see “PRODUCTS” description above).

FINANCIAL GUIDANCE

Based on the Company’s recently announced cost reduction programs, management provides the following guidance regarding financial results for the full year 2004:

•	The Company expects that Research and Development costs will increase by approximately 15 to 20 percent over 2003.
•	The Company expects that General and Administrative expenses will decrease by approximately 15 to 20 percent over 2003, excluding charges associated with the cost reduction programs and the retirement of its CEO.
•	The Company expects to earn interest income of approximately $25 million on its cash balances during 2004, net of interest expense.

ABOUT HUMAN GENOME SCIENCES

Human Genome Sciences is a company with the mission to treat and cure disease by bringing new gene-based protein and antibody drugs to patients.

HGS, Human Genome Sciences, ABthrax, Albuferon and LymphoStat-B are registered trademarks of Human Genome Sciences, Inc. For additional information on Human Genome Sciences, Inc., visit the company’s web site at www.hgsi.com.

The pro forma financial measures used in this press release are not prepared in accordance with generally accepted accounting principles (GAAP). Non-GAAP pro forma financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company’s management refers to these non-GAAP pro forma financial measures in making operational decisions because they provide meaningful supplemental information regarding the Company’s operational performance and facilitate management’s internal comparisons to the Company’s historical operating results. In addition, the Company has historically reported similar non-GAAP pro forma financial measures to investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP pro forma financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial results attached to this press release.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

HUMAN GENOME SCIENCES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2004	2003
	(dollars in thousands, except share and per share amounts)
Revenue - R&D collaborative
contracts	$ 1,643	$ 1,642

Costs and expenses:
Research and development	53,056	46,293
General and administrative	9,097	9,665
Charge for restructuring	3,699	—

Total costs and expenses	65,852	55,958

Income (loss) from operations	(64,209)	(54,316)
Net interest income	8,781	13,001

Income (loss) before taxes	(55,428)	(41,315)
Provision for income taxes	—	—

Net income (loss) (a)	$ (55,428)	$ (41,315)

Net income (loss) per share, basic
and diluted (a)	$ (0.43)	$ (0.32)

Weighted average shares
outstanding, basic & diluted	129,542,978	128,894,418

(a)	The Company’s net income (loss) for the three-month period ended March 31, 2004 includes a charge for restructuring. Excluding this item, pro forma net income (loss) is as follows:

Net income (loss), per above	$ (55,428)	$ (41,315)
Charge for restructuring	3,699	—

Pro forma net income (loss)	$ (51,729)	$ (41,315)

Pro forma net income (loss) per
share, basic and diluted	$ (0.40)	$ (0.32)

Weighted average shares outstanding	129,542,978	128,894,418

BALANCE SHEET DATA:
	March 31, 2004	December 31, 2003
	(dollars in thousands)
Cash, cash equivalents and short-
term investments (b)	$1,185,100	$1,262,458
Total assets (b)	1,418,946	1,466,204
Total debt and capital lease,
less current portion	503,554	503,664
Total stockholders’ equity	855,917	903,333

(b)	Includes $289,846 and $280,776 in restricted investments at March 31, 2004 and December 31, 2003, respectively.

SOURCE Human Genome Sciences, Inc.
-0- 04/28/2004
/CONTACT: Steven C. Mayer, Executive Vice President & Chief Financial Officer, +1-301-309-8504; Jerry Parrott, Vice President, Corporate Communications, +1-301-315-2777; or Kate de Santis, Director, Investor Relations, +1-301-251-6003, all of Human Genome Sciences, Inc./
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(HGSI)

CO: Human Genome Sciences, Inc. ST: Maryland IN: BIO HEA MTC SU: ERN ERP